EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-200182, 333-224723, and 333-226334, as amended on Form S-3 and Registration Statement Nos. 333-16377, 333-66433, 333-59694, 333-129104, 333-134256, as amended, 333-145577, 333-168586, as amended, 333-173837, 333-181160, as amended, 333-204123, and 333-211326 on Form S-8 of our reports dated March 7, 2022, relating to the financial statements of Intricon Corporation (the “Company”) and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

March 7, 2022